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                                                                      EXHIBIT 99

[CMS ENERGY LOGO]
                                                                    NEWS RELEASE



           CMS ENERGY'S PRINCIPAL SUBSIDIARY, CONSUMERS ENERGY, ISSUES
                      $625 MILLION IN FIRST MORTGAGE BONDS

               DEARBORN, Mich., May 1, 2003 - CMS Energy (NYSE:CMS) announced today that its principal subsidiary, Consumers Energy, has issued $625 million of first mortgage bonds in a private offering to institutional investors in two separate series. Net proceeds to Consumers Energy were approximately $619 million and were used today to redeem $250 million of senior notes due in 2008. The remaining proceeds will be used for general corporate purposes that may include paying down additional debt. Series A was $250 million of 4.25 percent coupon bonds due in April 2008. Series B was $375 million of 5.375 percent coupon bonds due in April 2013. Lead managers were Banc One Capital Markets, Inc. and Barclays Capital. Co-managers included JPMorgan, Comerica Securities and Wachovia Securities.
               "We are pleased with the strong response to this bond offering. The high level of interest indicates that investors are beginning to recognize the progress we are making with our back-to-basics strategy," said Thomas J. Webb, CMS Energy's executive vice president and chief financial officer.
               CMS Energy Corporation is an integrated energy company, which has as its primary business operations an electric and natural gas utility, natural gas pipeline systems, and independent power generation.

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For more information on CMS Energy, please visit our web site at:
www.cmsenergy.com/
Media Contacts: Jeff Holyfield, 517/788-2394 or Dan Bishop, 517/788-2395 Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590